EXHIBIT 12

                           THE BANK OF NEW YORK COMPANY, INC.
                          Ratios of Earnings to Fixed Charges
                                 (Dollars in millions)

                                            Three Months Ended  Six Months Ended
                                                  June 30,           June 30,
                                            ------------------ -----------------
                                              2006      2005     2006      2005
                                            -------   -------- --------  -------
EARNINGS
--------
Income from Continuing Operations
  Before Income Taxes                       $    591  $    505 $  1,126  $    988
Fixed Charges, Excluding Interest
  on Deposits                                    222       128      415       230
                                            --------  -------- --------  --------

Income from Continuing Operations
  Before Income Taxes and Fixed
  Charges, Excluding Interest on Deposits        813       633    1,541     1,218
Interest on Deposits                             348       192      646       352
                                            --------  -------- --------  --------

Income from Continuing Operations
  Before Income Taxes and Fixed Charges,
  Including Interest on Deposits            $  1,161  $    825 $  2,187  $  1,570
                                            ========  ======== ========  ========

FIXED CHARGES
-------------
Interest Expense, Excluding Interest
  on Deposits                               $    204  $    113 $    380  $    200
One-Third Net Rental Expense (1)                  18        15       35        30
                                            --------  -------- --------  --------

Total Fixed Charges, Excluding Interest
  on Deposits                                    222       128      415       230
Interest on Deposits                             348       192      646       352
                                            --------  -------- --------  --------
Total Fixed Charges, Including Interest
  on Deposits                               $    570  $    320 $  1,061  $    582
                                            ========  ======== ========  ========

EARNINGS TO FIXED CHARGES RATIOS
--------------------------------

Excluding Interest on Deposits                  3.66      4.95     3.71      5.30
Including Interest on Deposits                  2.04      2.58     2.06      2.70

(1) The proportion deemed representative of the interest factor.